SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):
July 26, 2010

NYTEX ENERGY HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

Delaware	53915	84-1080045
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

12222 Merit Drive, Suite 1850,Dallas, Texas 75251
(Address of principal executive office)

Issuer's telephone number:  972-770-4700

Section 8 – Other Events

Item 8.01.  Other Events

On July 26, 2010, the Board of Directors (the “Board”) of NYTEX Energy Holdings, Inc. (“NYTEX”) approved a 1 for 2 reverse stock split (the “Reverse Stock Split”) of the outstanding shares of NYTEX common stock, $0.001 par value (the “Common Stock”),  and set July 26, 2010 as the record date (“Record Date”) for the Reverse Stock Split.  The Reverse Stock Split will apply only to the outstanding shares of Common Stock, and not to the Common Stock’s par value or the number of shares of Common Stock authorized for issuance, which will remain at 200 million.  Upon the Board’s recommendation, holders of a majority of the issued and outstanding shares of Common Stock approved the Reverse Stock Split pursuant to a written consent on July 26, 2010.

The Reverse Stock Split will become effective (the “Effective Date”) twenty days after a Schedule 14C Information Statement (“Schedule 14C”) is mailed to all shareholders of record as of the Record Date.  NYTEX is currently preparing the preliminary Schedule 14C and expects the Effective Date to be approximately September 30, 2010.  On the Effective Date, each two shares of Common Stock will automatically without action required by any shareholder convert into one share of Common Stock, with fractional shares being rounded up.  Based on the Common Stock outstanding as of the Record Date, the Reverse Stock Split will reduce the number of outstanding shares of Common Stock from 39,535,346 to 19,767,673.  The Reverse Stock Split applies to those shares outstanding as of the Record Date, and will not apply to any securities that may be issued by NYTEX after the Record Date.  NYTEX is currently exploring financing for expansion and growth purposes.

NYTEX recently filed a Form 10 under the Securities Exchange Act of 1934, with a view to becoming a reporting publicly traded corporation.  In anticipation of this, the Board believes the Reverse Stock Split will reduce the number of shares of outstanding Common Stock to a level that will allow a more desirable trading price.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 5, 2010	NYTEX ENERGY HOLDINGS, INC. /s/ Michael K. Galvis
Michael K. Galvis, Chief Executive Officer and President